EXHIBIT 10.4
                        LUNAR CORPORATION AND SUBSIDIARIES




        TAX DISAFFILIATION AGREEMENT (this "Agreement") dated as of April 16, 1996, by and between Lunar Corporation, a Wisconsin corporation ("Lunar"), and Bone Care International, Inc., a Wisconsin corporation ("Bone Care").

                                     RECITALS

   a. Lunar, pursuant to a Distribution Agreement dated April 16 , 1996, by and between Lunar and Bone Care (the "Distribution Agreement"), will distribute to the holders of the common stock of Lunar approximately 97.3% of the outstanding shares of the common stock of Bone Care (the "Distribution").

   b. Lunar intends to contribute $725,000 to the capital of Bone Care prior to the Distribution to reflect federal income tax savings previously realized by Lunar that were attributable to losses incurred by Bone Care prior to the Distribution (the "Lunar Tax Payment").

   c. Lunar and Bone Care intend the Distribution to qualify as a transaction described under Section 355 of the Code.

   d. Lunar and Bone Care desire to set forth their rights and obligations with respect to certain Tax liabilities.

        NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        For the purposes of this Agreement,

        1.01 "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.02 "Distribution" shall have the meaning set forth in the recitals to this Agreement.

        1.03 "Distribution Agreement" shall have the meaning set forth in the recitals to this Agreement.

        1.04 "Bone Care Group" shall mean, for any period, Bone Care and its then Subsidiaries.

        1.05 "Federal Income Taxes" shall mean United States federal income taxes imposed by the Code and any penalties, fines, additions to tax and interest related thereto.

        1.06 "Final Determination" shall mean with respect to any issue (1) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (2) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (3) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

        1.07 "Indemnitor" shall have the meaning set forth in Section 5.02.

        1.08 "Lunar Group" shall mean, for any period, Lunar and its then Subsidiaries.

        1.09 "Lunar Tax Payment" shall have the meaning set forth in the recitals to this Agreement.

        1.10 "Period After Distribution" shall mean any taxable year or other taxable period beginning after the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period that begins after the close of the Date of Distribution.

        1.11 "Period Before Distribution" shall mean any taxable year or other taxable period that ends on or before the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, the part of the taxable year or other taxable period through the close of the Date of Distribution.

        1.12 "Subsidiary" shall mean a corporation, partnership, joint venture or other legal entity if 50% or more of the stock or other equity interests is owned directly or indirectly by the corporation with respect to which such term is used. In determining whether a Subsidiary is a Subsidiary of Bone Care or Lunar for any period, Bone Care shall not be a Subsidiary of Lunar and any Subsidiary of Bone Care shall be a Subsidiary of Bone Care, but not Lunar, for such period.

        1.13 "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad valorem, value-added, or other taxes, levies, imposts, duties, charges or withholding of any nature (including, without limitation, any duty to reimburse another party for indemnified taxes or refunds or credit of taxes), and any penalties, fines, additions to tax and interest thereon.

        1.14 "Tax Return" shall mean any report required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with Taxes.

        1.15 "Tax Sharing Agreement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment of Tax benefits with respect to consolidated, combined or unitary Tax Returns.


                                    ARTICLE II

                                LUNAR TAX PAYMENT

        Upon the execution of this Agreement, Lunar shall contribute an amount of cash equal to the Lunar Tax Payment to the capital of Bone Care.



                                   ARTICLE III

                           TAX RETURNS AND TAX PAYMENTS

        3.01 Obligations to File Tax Returns. (a) Lunar shall file all Tax Returns with respect to the business or operations of Lunar for any Period after Distribution and shall file all Tax Returns with respect to the business or operations of Lunar or Bone Care to the extent such Tax Returns are required to be filed after the Date of Distribution and relate (in whole or in part) to any Period Before Distribution and (b) Bone Care shall file all Tax Returns with respect to the business or operations of Bone Care for any Period after Distribution.

        3.02 Obligations to Remit Taxes. Lunar and Bone Care shall each remit any Taxes required to be paid with, or with respect to, a Tax Return required to be filed by it pursuant to Section 3.01 and shall be entitled to reimbursement for such payments to the extent provided in Section 3.03.

        3.03 Tax Sharing Obligation

             (a) Lunar shall be liable for and shall pay (i) any Federal Income Taxes in respect of the business or operations of Bone Care for any Period Before Distribution that exceed the amount of the Lunar Tax Payment and (ii) any Taxes in respect of the business or operations of the Lunar Group (other than Bone Care). Lunar shall indemnify Bone Care, on an after-Tax basis assuming the highest marginal statutory federal and state Tax rates in effect at the time of reimbursement, from and against all such Taxes. Lunar shall be entitled to receive any refund of such Taxes for any such Tax periods. Such refunds of Taxes, if any, received by Bone Care shall be remitted to Lunar within ten (10) business days following receipt.

             (b) Bone Care shall be liable for and shall pay (i) any Taxes (other than Federal Income Taxes) in respect of the business or operations of Bone Care for any Period Before Distribution, (ii) any Federal Income Taxes in respect of the business or operations of Bone Care for any Period Before Distribution that is equal to or less than the amount of the Lunar Tax Payment and (iii) any Taxes in respect of the business or operations of Bone Care for any Period After Distribution. Bone Care shall indemnify Lunar, on an after-Tax basis assuming the highest marginal statutory federal and state Tax rates in effect at the time of reimbursement, from and against all such Taxes. Bone Care shall be entitled to receive any refund of such Taxes for any such Tax periods. Such refunds of Taxes, if any, received by Lunar shall be remitted to Bone Care within ten (10) business days following receipt.

             (c) On the Date of Distribution, all Tax Sharing Agreements between Lunar and Bone Care, other than this Agreement and any provisions related to Taxes contained in the Distribution Agreement, shall terminate.

        3.04 Period That Includes the Date of Distribution. If it is necessary for purposes of this Agreement to determine Tax liability for a taxable year that begins on or before and ends after the Date of Distribution, the determination shall be made by closing the books at the close of the Date of Distribution, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a daily basis.


                                    ARTICLE IV

                                     PAYMENTS

        4.01 Due Date.  Taxes remitted by one party pursuant to Section 3.01 and 3.02 but which are the liability of other party pursuant to Section 3.03 shall be reimbursed by such other party within ten (10) business days of receipt of written demand from the party remitting such Taxes. Other payments due to a party under Section 3.03 shall be due not later than ten (10) business days after the receipt of notice of Final Determination that the indemnified party is liable (or, in the case of a refund due to a party under Section 3.03, not later than ten (10) business day after the receipt of crediting of such refund).

        4.02 Notice. Lunar and Bone Care shall give each other prompt notice of any payment that may be due under this Agreement.



                                    ARTICLE V

                                    TAX AUDITS

        5.01 General. Except as provided in Section 5.02, each of Lunar and Bone Care shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 3.01.

        5.02 Indemnified Claims. Lunar and Bone Care shall promptly notify the other in writing of any inquiry from any governmental authority, or any proposed adjustment, in each case with respect to any Tax that may result in liability of the other party (the "Indemnitor") under this Agreement. The Indemnitor shall have the sole right to control any audit, examination, suit, or other judicial or administrative proceeding regarding the proposed adjustment and to employ counsel of its choice at its expense; provided, however, that if the proposed adjustment Federal Income Taxes of Bone Care for any Period Before Distribution, the Indemnitor shall not settle the proposed adjustment without the consent of the other party (which consent shall not be unreasonably withheld). The Indemnitor shall provide the other party with information about the nature and amounts of the proposed adjustments and, in the sole discretion of the Indemnitor, may permit the other party to participate in the Proceeding; provided, however, that the other party shall be entitled to participate fully in any proceeding relating to Federal Income Taxes of Bone Care for any Period Before Distribution.


                                    ARTICLE VI

                                   COOPERATION

        Lunar and Bone Care shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Each party agrees to notify the other party of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect the Tax Returns of the other party for a Period After Distribution.


                                   ARTICLE VII

                           RETENTION OF RECORDS; ACCESS

        The Lunar Group and the Bone Care Group shall:

             (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Lunar Group or the Bone Care Group or for the audit of such Tax Returns; and

             (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement.

                                   ARTICLE VIII

                                     DISPUTES

        If Lunar and Bone Care cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by an independent public accounting firm acceptable to both Lunar and Bone Care. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by Lunar and Bone Care.


                                    ARTICLE IX

                             MISCELLANEOUS PROVISIONS

        9.01 Notices and Governing Laws. All notices required or permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, in accordance with the applicable provisions of the Distribution Agreement.

        9.02      Binding Effect: Assignment: No Third Party Beneficiaries.
This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successor and assigns. Lunar and Bone Care hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Lunar Group and the Bone Care Group, respectively. Neither Lunar nor Bone Care shall assign any of its rights or delegates any of its duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.


        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                           LUNAR CORPORATION


                                           By:    Richard B. Mazess
                                               ------------------------
                                           Title: President


                                           BONE CARE INTERNATIONAL INC.


                                           By:    Charles W. Bishop
                                               ----------------------
                                           Title: President